UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

  FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2017

UQM Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4120 Specialty Place Longmont, Colorado 80504
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (303) 682-4900

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a 12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01Entry into a Material Definitive Agreement.

On November 30, 2017, UQM Technologies, Inc. (“UQM” or the “Company”) announced that it has entered into a joint venture agreement, dated November 30, 2017 (the “Joint Venture Agreement”), with China National Heavy Duty Truck Group Co., Ltd. (“CNHTC”), a China corporation, and Sinotruk Global Village Investment Limited, a Hong Kong based limited liability company (“SGVIL”), in connection with the previously announced Stock Purchase Agreement, dated as of August 25, 2017 (the “Stock Purchase Agreement”).  The joint venture (the “JV”) will be named “Sinotruk Qingdao Zhongqi New Energy Automobile Co., Ltd.” and will be headquartered in the city of Qingdao, Shandong province, China.  The purpose of the JV will be to design, produce, manufacture, market and sell commercial electric motor systems with transmission related motors in the electric vehicle market in China and also will work to sell mutually developed E-axle products globally.

Under the Joint Venture Agreement, the Company will acquire a 25% equity interest in the JV with the option to increase its ownership interest to 33% beginning after the first anniversary of the agreement through the third anniversary, at a price equal to the then-market price of the JV shares.  The initial total capital of the JV will be $24 million, with UQM contributing $6 million.  Each party will contribute 16.7% of its capital contribution by December 31, 2017, 33.3% by June 30, 2018, and the remaining 50% by December 31, 2018.  It is expected that the proceeds of the initial capital contribution will be used for acquisition of manufacturing facilities and related infrastructure and employment of key personnel.

UQM’s funding requirement is contingent on the closing of the second stage investment by CNHTC in the shares of common stock of UQM, in accordance with the terms of the Stock Purchase Agreement.

The board of directors of the JV will consist of five directors, with one of the directors to be nominated by the Company and the remaining directors to be nominated by CNHTC and SGVIL.

As part of the Joint Venture Agreement, the Company will license, on a royalty-free basis, certain of its intellectual property regarding the Company’s existing products to the JV for a period of seven (7) years to enable the JV to manufacture and sell the Company’s products in China in accordance with the terms of the Joint Venture Agreement.

Pursuant to the terms of the Stock Purchase Agreement, upon closing of the first stage investment by CNHTC in the shares of common stock of UQM on September 25, 2017, CNHTC exercised its right to nominate one non-voting observer to the Company’s board of directors (the “UQM Board”). Accordingly, the UQM Board appointed Mr. Ma Chunji, who is the chairman of the board of directors of CNHTC, as the UQM Board observer.

The foregoing description of the Joint Venture Agreement does not purport to be complete and is qualified in its entirety by reference to the Joint Venture Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01Other Events

On November 30, 2017, UQM issued a press release announcing the signing of the Joint Venture Agreement. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Joint Venture Agreement between China National Heavy Duty Truck Group Co., Ltd., UQM Technologies, Inc., and Sinotruk Global Village Investment Limited.
99.1	Press Release of UQM dated November 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

28
UQM TECHNOLOGIES, INC.

Date: December 1, 2017	By: : /s/DAVID I. ROSENTHAL
David I. Rosenthal
Treasurer, Secretary and Chief Financial Officer